UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DST Systems, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

DST Systems, Inc.
333 West 11th Street
Kansas City, MO  64105
816.435.1000
www. dstsystems.com

May 1, 2014

Dear Fellow Stockholders:

I am writing to you on behalf of the Board of Directors of DST Systems, Inc., in connection with the annual meeting of stockholders scheduled for May 13, 2014.  It has come to our attention that there may be some confusion concerning certain DST directors or nominees for election to the DST Board and the agreements that the Company entered into with the Argyros Group in 2013 and 2014 to settle pending or threatened proxy contests.

Pursuant to the 2014 Argyros Agreement, the DST Board nominated John W. Clark (or, if unable to serve, a replacement designated by the Argyros Group) and Lynn Dorsey Bleil for election at the upcoming stockholders meeting.  Mr. Clark was originally nominated by the Argyros Group for election to the Board, as described in the Argyros Group’s Schedule 13D amendment, filed on February 12, 2014.  As described in the proxy statement, the Argyros Group can name a replacement if Mr. Clark is unable to complete his term as a director, and Mr. Clark will resign from the Board when the Argyros Group’s ownership of Company stock falls below 5%.

Ms. Dorsey Bleil has no affiliation with the Argyros Group.  She was identified as a nominee through the Board’s own efforts.  The Argyros Group has no right to designate a replacement if she is unable to serve, nor is her continued Board service tied to the Argyros Group’s ownership of DST shares.  The fact that, in the context of entering into an agreement with the Argyros Group, we secured the Argyros Group’s agreement to vote for Ms. Dorsey Bleil does not transform her into an Argyros Group affiliate.

Similarly, in entering into the 2013 Argyros Agreement, the Board nominated for election in 2013 Brent Law – a colleague of George Argyros – and nominated Stephen C. Hooley, our CEO and President, and Ed Allinson, a member of our Board since 1995 (as well as during a prior period).  Again, the fact that we secured the Argyros Group’s agreement to vote for Messrs. Hooley and Allinson does not make them Argyros Group affiliates.

While Messrs. Clark and Law may be affiliated with the Argyros Group, this represents no more than a continuation of the current Argyros Group representation on our Board

(consisting of Messrs. Argyros and Law).  Moreover, the Board has determined that Messrs. Clark and Law have no material relationship with the Company and that they qualify as independent directors under the New York Stock Exchange listing standards.  As a result, following the 2014 annual meeting, 7 out of 8 of our directors – everyone other than the CEO – will be independent directors.

The Board believes that this level of independence, together with the fully independent Board committees and the leadership provided by the Board’s lead independent director, forms the appropriate Board leadership structure for DST.  Accordingly, and for the reasons described in the proxy statement, the Board recommends a vote FOR both director nominees and AGAINST the stockholder proposal regarding separation of the Chairman and CEO positions.

On behalf of the DST Board of Directors, thank you for your continued support.

Stephen C. Hooley

/s/ Stephen C. Hooley
Chief Executive Officer and President

Your Board of Directors recommends that stockholders vote FOR the two nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.
(The Board makes no recommendation with respect to Proposal 6.)

If you have any questions or need assistance voting,
please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Stockholders may call toll-free at (888) 750-5835
Banks and brokers may call collect at (212) 750-5833.